Exhibit 99.1

Contact: Mallorie Burak
Southwall Technologies Inc.

Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q3 2009 Results

PALO ALTO, Calif.--(BUSINESS WIRE)—November 9, 2009--Southwall Technologies Inc. (OTCBB: SWTX) announced third quarter 2009 revenue of $8.6 million, up 3% from second quarter 2009 revenues of $8.3 million and down 19% from third quarter 2008 revenues of $10.6 million. The year over year decrease was primarily due to a decline in sales of automotive and window film products primarily driven by lower market demand caused by the global economic downturn.

Third quarter 2009 net income was $0.7 million, or $0.02 per diluted share, as compared to net income of $1.5 million, or $0.04 per diluted share in second quarter 2009, and $1.0 million, or $0.03 per diluted share in third quarter 2008.  Net income in the second quarter 2009 included $0.5 million of other income relating to the receipt of the final milestone payment under the Technology Transfer and Services agreement with Sunfilm.

Third quarter 2009 gross profit was $3.7 million, or 43% of net revenues, as compared to $3.7 million, or 44% of net revenues, in second quarter 2009 and $4.2 million, or 40% of net revenues, in third quarter 2008. The Company posted income from operations of $1.0 million in the third quarter 2009, as compared to $0.9 million in the second quarter 2009 and $1.4 million in the third quarter 2008.

In addition, the Company reached an amicable settlement with Pilkington Automotive GmbH on a patent allowed by the European Patent Office. The agreement consists of an up-front license payment with no future royalties or other licensing restrictions for Southwall or its customers.

“Despite the year over year sales decline, we are generating cash and continue to invest in longer term growth opportunities,” said Dennis Capovilla, Southwall’s President and CEO. “As the economy begins to stabilize, we see strong potential for growth across all markets relating to energy efficiency, and we remain focused on realizing longer term growth. ”

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized as an innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, Guardian, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2009 or thereafter, that the Company will not be successful in improving operating performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with any failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 26, 2009.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net revenues	$8,600	$10,632	$23,430	$34,887
Cost of revenues	4,867	6,383	13,554	20,063

Gross profit	3,733	4,249	9,876	14,824

Operating expenses:
Research & development	771	976	2,118	2,372
Selling, general and administrative	1,960	1,852	5,810	6,170

Total operating expenses	2,731	2,828	7,928	8,542

Income from operations	1,002	1,421	1,948	6,282

Interest expense, net	(321)	(170)	(492)	(433)
Other income (expense), net	12	(238)	3,211	(123)

Income before provision for income taxes	693	1,013	4,667	5,726

Provision for (benefit from) income taxes	(17)	5	174	326

Net income	710	1,008	4,493	5,400

Deemed dividend on preferred stock	122	122	366	367

Net income attributable to common stockholders	$588	$886	$4,127	$5,033

Net income per share:
Basic	$0.02	$0.03	$0.14	$0.18
Diluted	$0.02	$0.03	$0.13	$0.16

Weighted average shares used in computing net income per share :
Basic	28,728	28,409	28,715	28,099
Diluted	34,685	34,681	34,085	34,016

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$12,845	$10,768
Restricted cash	-	282
Accounts receivable, net	4,799	3,709
Inventories, net	4,677	5,965
Other current assets	1,302	745
Total current assets	23,623	21,469
Property, plant and equipment, net	14,233	15,012
Other assets	407	804
Total assets	$38,263	$37,285

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital lease obligations	$1,141	$1,767
Accounts payable	1,190	596
Accrued compensation	958	1,372
Other accrued liabilities	5,085	5,127
Total current liabilities	8,374	8,862

Term debt and capital lease obligations	3,639	4,501
Other long term liabilities	84	2,514
Total liabilities	12,097	15,877

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,292	78,323
Accumulated other comprehensive income	4,565	4,269
Accumulated deficit	(61,530)	(66,023)
Total stockholders' equity	21,356	16,598

Total liabilities, preferred stock and stockholders' equity	$38,263	$37,285

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended
	September 30,	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$4,493	$5,400
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on settlement of liability	(2,359)	-
Deferred income tax	(77)	(49)
Gain on disposal of property, plant and equipment	(24)	-
Depreciation and amortization	1,911	2,054
Stock-based compensation	294	162
Changes in operating assets and liabilities:
Accounts receivable, net	(1,072)	(840)
Inventories, net	1,336	(304)
Other current and non-current assets	(65)	827
Accounts payable and accrued liabilities	(258)	(870)
Net cash provided by operating activities	4,179	6,380

Cash flows from investing activities:
Restricted cash	261	-
Proceeds from sale of property, plant and equipment	34	-
Expenditures for property, plant and equipment	(975)	(1,047)
Net cash used in investing activities	(680)	(1,047)

Cash flows from financing activities:
Proceeds from exercise of stock options	42	293
Borrowings from equipment financing	26	603
Investment credit in Germany	221	-
Repayments of term debt and capital lease obligations	(1,719)	(883)
Net cash (used in) provided by financing activities	(1,430)	13

Effect of foreign exchange rate changes on cash and cash equivalents	8	(165)

Net increase in cash and cash equivalents	2,077	5,181
Cash and cash equivalents, beginning of period	10,768	6,492

Cash and cash equivalents, end of period	$12,845	$11,673